Exhibit 23.1 – Consent of GBH CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Gulf Western Petroleum Corporation
Houston, Texas

We hereby consent to the incorporation by reference into Registration Statement No. 333-141234 on Form S-8 of our report dated November 28, 2007 (April 17, 2008 as to the effects of the restatement as described in Note 13) relating to the audit of the consolidated financial statements of Gulf Western Petroleum Corporation as of August 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended August 31, 2007, and the period from inception (January 20, 2005) to August 31, 2007, appearing in this Annual Report on Form 10-KSB/A (Amendment No. 1).

/s/ GBH CPAs, PC
GBH CPAs, PC

www.gbhcpas.com
Houston, Texas

April 17, 2008